ride the light
QWEST                                                                       NEWS

[GRAPHIC LOGO OMITTED]


    QWEST COMMUNICATIONS RELIEVES SHORT-TERM LIQUIDITY PRESSURE IN COMMERCIAL
                  PAPER MARKET BY DRAWING DOWN ON BANK FACILITY

  o Company reaffirms expectation of becoming free cash flow positive in the second quarter of 2002

  o   Qwest to host conference call at 5:15 p.m. (EST)


Denver, February 14, 2002----Qwest Communications International Inc. (NYSE: Q) today announced it has given notice to fully draw down its $4 billion bank facility to address short-term liquidity needs in the commercial paper market. The company is using the proceeds to pay down all of its $3.2 billion of commercial paper and will use the remaining $800 million to give it flexibility in the capital markets. As previously announced, the company continues to expect to turn free cash flow positive in the second quarter of 2002. After giving effect to the borrowings under the bank facility, Qwest's net debt outstanding remains approximately $24.9 billion. Qwest also said it is exploring additional longer term refinancing options. The form and timing of the refinancing will depend on market conditions. Any refinancing option is not expected to increase total net debt outstanding.

Neither the draw down under the facility nor any refinancing options are expected to affect Qwest's previously announced objective of strengthening its balance sheet by reducing debt by $1.5 to $2 billion. On February 5, Qwest filed with the Securities and Exchange Commission (SEC) a shelf registration statement covering debt and equity securities. The company does not expect that the refinancing options would include debt under this shelf, and the timing of any equity or equity-linked convertible securities under the registration statement will depend on several factors, including SEC review of the registration statement and market conditions. In addition, the company is looking at other ways to reduce debt, including a combination of asset sales or sales of securities associated with assets.

"These steps address the short-term commercial paper market liquidity needs while allowing us to focus on executing on our strategy to grow our business, strengthen our balance sheet and generate free cash flow," said Joseph P. Nacchio, Qwest chairman and CEO. "As we have said before, we continue to expect that we will be free cash flow positive in the second quarter of 2002 and beyond, assured by our strong cash generation capabilities from our 14-state

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local phone business, further efficiencies in operating costs and decreased capital expenditures."

Qwest's bank facility is a standard investment-grade agreement that is expected to be renewed in May 2002. Qwest has the unilateral option to convert amounts drawn under the facility into a one-year term loan that would become due in May 2003.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security.

CONFERENCE CALL TODAY
Qwest will host a conference call for investors, media and other interested persons today at 5:15 p.m. (EST) with Joseph P. Nacchio, Qwest chairman and CEO, Robin R. Szeliga, Qwest executive vice president of finance and CFO. The call may be heard on the Web at www.qwest.com/about/investor/meetings.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; the duration and extent of the current economic downturn, including its effect on our customers and suppliers; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; rapid and significant changes in technology and markets; adverse changes in the regulatory or legislative environment affecting our business, delays in our ability to provide interLATA services within our 14-state local service area; failure to maintain rights-of-way; and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company. This release may include analysts' estimates and other information prepared by third parties for which we assume no responsibility. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

      Contacts:   Media Contact:                Investor Contact:
                  --------------                -----------------
                  Steve Hammack                 Lee Wolfe
                  303-896-3030                  800-567-7296
                  steve.hammack@qwest.com       IR@qwest.com

                   Chris Hardman
                   303-992-2085
                   chris.hardman@qwest.com


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